Exhibit 99.1
WIRELESS AGE ANNOUNCES RELEASE OF HISTORICAL FINANCIALS

TORONTO, ON – August 12, 2010 – Wireless Age Communications, Inc. (PK:WLSA), ("Wireless Age" or "the Company") today announced that it has filed a Form 8K containing its historical fiscal 2008 unaudited financial information with the Securities and Exchange Commission.  The Company anticipates filing the unaudited fiscal 2009 financial information by the end of August.

During the past several months, the Company has undergone significant re-structuring with respect to a change of business, settling of intercompany debt and management changes.

Over the course of the next several months, the Company anticipates bringing all interim financial statements current and anticipates filing audited financial statements for fiscal 2008, 2009 and 2010 concurrent with the name change early in 201l.

John G. Simmonds, Chairman & CEO stated, “With the completion of these filings, the Company returns to a filing compliant status with the Exchange and can move forward with the implementation of the change of business and name change as previously announced.”

Note:  This press release contains "forward looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on currently available competitive, financial and economic data and management's views and assumptions regarding future events. Such forward-looking statements are inherently uncertain. Wireless Age Communications, Inc. cannot provide assurances that the matters described in this press release will be successfully completed or that the company will realize the anticipated benefits of any transaction. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to: global economic and market conditions; the war on terrorism and the potential for war or other hostilities in other parts of the world; the availability of financing and lines of credit; successful integration of acquired or merged businesses; changes in interest rates; management's ability to forecast revenues and control expenses, especially on a quarterly basis; unexpected decline in revenues without a corresponding and timely slowdown in expense growth; the company's ability to retain key management and employees; intense competition and the company's ability to meet demand at competitive prices and to continue to introduce new products and new versions of existing products that keep pace with technological developments, satisfy increasingly sophisticated customer requirements and achieve market acceptance; relationships with significant suppliers and customers; as well as other risks and uncertainties, including but not limited to those detailed from time to time in Wireless Age Communications, Inc. SEC filings. Wireless Age Communications, Inc. undertakes no obligation to update information contained in this release. For further information regarding risks and uncertainties associated with Wireless Age Communications, Inc.'s business, please refer to the risks and uncertainties detailed from time to time in Wireless Age Communications, Inc.'s SEC filings.

For more information contact:
John G. Simmonds, Chairman & CEO
905-833-2753 ext. 223